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Exhibit 10.9

ART RENTAL AND LICENSING AGREEMENT

        This Art Rental and Licensing Agreement ("Agreement"), is entered into this 1st day of November, 2001, by and between STEPHEN A. WYNN ("Lessor") and WYNN RESORTS, LLC ("Lessee").

RECITALS

        A.    Lessor is the owner of the paintings and other art works identified in Exhibit A attached hereto and incorporated herein by this reference (collectively, the "Works").

        B.    Lessor wishes to lease to Lessee, and Lessee wishes to lease from Lessor, the Works, in order to publicly display the Works in a gallery located at a site in Las Vegas, Nevada, at which Lessee is currently developing a resort hotel (the "Gallery").

        C.    By publicly displaying the Works, Lessor and Lessee desire to promote the Works and to enhance the cultural and educational opportunities for Nevada residents and visitors.

        Based upon the foregoing and the following terms and conditions, the parties hereto agree as follows:

          1.    Rental.    Upon the terms and subject to the conditions of this Agreement, Lessor hereby grants to Lessee a continuing right to publicly display the Works, and Lessee hereby accepts from Lessor the rental of the works. The location of the Gallery and the installation layout and plan for the Works shall be subject to Lessor's prior approval.

          2.    Compliance with Law.    Lessee agrees to maintain the Works on public display, make the Gallery available for student tours, and take such other actions as may be necessary or appropriate for meeting the requirements of N.R.S. 361.068, 361.186, 374.291, 374.2911, and agrees to comply with N.R.S. 597.720, et seq., and other applicable law.

          3.    Exhibition and Promotion.    Lessee agrees (i) to exhibit the Works under the title "The Wynn Collection" or such other title as may be approved by Lessor, (ii) to transport, handle, care for, and display the Works in a manner consistent with the world-class quality of the Works, (iii) to maintain the Gallery as a first-class facility, and (iv) to promote the Works through "Openings," "Receptions," and public events.

          4.    Merchandising.    To the extent, if any, that he possesses the required rights, Lessor hereby authorizes Lessee to develop, manufacture (by subcontract or otherwise), and sell such merchandising and promotional items based upon the Works as Lessee may determine in its best business judgment. To the extent, if any, that he possesses any such rights in any Work, Lessor hereby grants to Lessee a nonexclusive license for such purposes for the period of the rental of such Work hereunder. In the event that any Work is withdrawn or rental terminated, the corresponding license shall automatically terminate; provided, however, that following such termination, Lessee shall have six (6) months to discontinue sales and use of the applicable merchandise. The merchandise and promotional items based on the Works may include, but are not limited to, educational catalogues, educational works (including audiovisual and audio recordings), fine art reproductions, and retail merchandise based upon the Works. Lessee shall be solely responsible for clearing and/or obtaining such rights, for obtaining all required permissions, and taking all reasonable steps necessary to obtain intellectual property protection for said items based on the Works, all of which shall, with respect to any Work, inure to the benefit of Lessee during the rental of such Work hereunder and to the benefit of Lessor thereafter. Notwithstanding any other provision of this Agreement (including without limitation this Section 4 and Section 11 below), Lessor does not make (and hereby disclaims) any and all representations and/or warranties to Lessee or otherwise in respect of the Works or any rights in the Works, including but not limited to title, quiet enjoyment, authenticity, copyright, or moral rights. Lessor shall not have any liability to Lessee in respect of any, and Lessee hereby expressly and to the full extent permitted by law waives as against Lessor all, claims, damages, expenses, fees, or losses that may be incurred by or threatened against Lessee as a result of the Works being leased to Lessee, in the possession of Lessee during the term hereof, displayed at the Gallery and/or reproduced (by, on behalf of, or with the consent of Lessee) in merchandising, promotional, or other items relating to the Works.

          5.    Rental Fees.    Lessee agrees to pay to Lessor a monthly rental in the amounts and at the times set forth in Exhibit B attached hereto and incorporated herein by this reference.

          6.    Additions, Withdrawals, and Termination.    Lessor and Lessee may, by mutual agreement, add other art works from time to time to the Works covered by this Agreement. Lessor shall have the right to withdraw any or all Works from this Agreement and terminate the rental of such Work(s) hereunder on fifteen (15) days' written notice to Lessee; provided, however, that with respect to the Works identified as long-term rentals in Exhibit C attached hereto and incorporated herein by this reference, no such notice may be given before November 1, 2002. Lessee shall have the right to return any or all Works covered by this Agreement and terminate the rental of such Work(s) hereunder on thirty (30) days' written notice to Lessor; provided, however, that with respect to the Works identified as long-term rentals in Exhibit C, no such notice may be given before November 1, 2002. Upon termination of the rental of any Work hereunder, Lessee shall have no further right or license with respect to such Work, except to the extent that, under Section 4 and Section 11, Lessee is specifically provided with a six-month period to discontinue sales and use of merchandise. Notwithstanding the foregoing, and without prejudice to any other rights or remedies that Lessor may have, Lessor may terminate the rental of all Works hereunder immediately by delivery of notice to Lessee at any time if any of the following events occurs: (i) Lessor ceases to be the Managing Member of Valvino Lamore, LLC, a Nevada limited liability company ("Valvino"); (ii) Valvino, Lessee, or any of Valvino's other subsidiary companies makes an assignment for the benefit of creditors, is adjudicated bankrupt, files a voluntary petition or answer seeking any relief under bankruptcy or insolvency laws, has filed against it an involuntary petition under such laws, or applies for or permits the appointment of a receiver or trustee for all or a substantial portion of its assets; or (iii) Lessee defaults under any material provision of this Agreement and fails to cure such default within seven (7) days after it receives written notice of such default from Lessor unless such default relates to the care, custody, or protection of any of the Works, in which event such default shall be cured immediately upon notice from Lessor. Upon termination of the rental of all Works hereunder, this Agreement shall terminate; provided, however, that the termination of this Agreement shall not affect the obligations of the parties under Sections 5, 7, 9, 10, or any other provision that can be fulfilled only after the termination date.

          7.    Insurance.    Lessee shall reimburse Lessor for the actual cost of insuring the Works on a "wall-to-wall" basis, for the full rental period hereunder (including packing and shipping), for the value of the Works as stipulated in writing by Lessor, less the costs of insurance for the dates the Works are not on display or in transit to or from the Gallery. Upon reasonable prior notice to Lessee, Lessor shall have the right from time to time to reasonably increase the stated value of any one or more of the Works, and require Lessee to increase the reimbursement required by this Section 7. Lessee shall be named as an additional insured on Lessor's insurance policy. A certificate of insurance and a copy of those portions of the insurance policy covering the Works and setting forth any exclusions to coverage shall be furnished by Lessor to Lessee, and shall be subject to Lessor's reasonable approval as to form and content (including any deductible). The foregoing insurance policy shall include coverage against all risk of physical loss or damage from any external cause while in transit and on location in the Gallery during the rental period hereunder. Lessee shall bear sole responsibility and shall be liable to Lessor for all loss, damage, or destruction of the Works and any of them during the rental period hereunder (including loss, damage, or destruction incurred during packing or crating or while in transit), regardless of any exceptions, exclusions, or limitations to its insurance policy covering the Works, regardless of fault or the degree of care exercised by Lessee, and regardless of the presence or supervision of, or any direction or approval by, Lessor or any Lessor's representative; provided, however, that Lessee's liability in the event of such loss, damage, or destruction shall not exceed the value of the Works as stipulated in writing by Lessor. Lessee shall be responsible to pay any and all deductibles relating to the insurance coverage required by this Section 7. In the event any Work is lost or stolen, and then recovered after Lessor has been reimbursed by its insurance, Lessor shall have the option to exchange those insurance proceeds for such Work. In the event any Work is damaged but not destroyed, Lessee agrees to be responsible for both the cost of repairing and restoring such Work and the loss in value of such Work as determined by an appraiser mutually agreed upon by the parties.

          8.    Security.    Lessee agrees to take all reasonable steps necessary to secure and protect the Works from loss, theft or injury and to treat them in a manner consistent with maintaining its own most valuable assets at all times the Works are in its possession, control or custody, or in transit to or from Lessor. Without limiting the generality of the foregoing, Lessee shall provide for an adequate number of guards to be on duty in and around the Gallery at all times while the Works are in the Gallery. All Works shall be within direct sight lines of the guards or under direct video surveillance at all times during the rental period hereunder. Lessee shall comply with further reasonable security restrictions and arrangements as directed in writing by Lessor. Lessee represents and warrants to Lessor that the Gallery is equipped with adequate fire detection/prevention systems and protected by alarm systems that are activated at all times.

          9.    Indemnification.    Lessee agrees to and does indemnify, defend, protect, and hold harmless Lessor, his agents, heirs, assigns, and successors (collectively, "Indemnitees") from and against any and all claims, damages, liabilities, losses, actions, complaints, or judgments, including attorneys' fees, threatened against, incurred, or suffered by the Indemnitees, arising out of Lessee's breach of or failure to perform, under this Agreement, the inaccuracy when made of any representation or warranty made by Lessee, or any act or omission by or on behalf of Lessee or its respective agents, employees, contractors, or representatives, relating to the Works or this Agreement.

          10.    Taxes.    Lessee shall pay all of the following Nevada state and local taxes, along with all interest, penalties, and other additions related thereto: (i) sales and use taxes applicable to the rental of the Works pursuant hereto; and (ii) except to the extent provided otherwise in the following sentence, personal property taxes applicable to each of the Works for each fiscal year during which Lessee is renting such Work hereunder and, if such Work was purchased no earlier than two years before the opening of the Gallery, for each of the two full fiscal years immediately preceding the opening of the Gallery. In the event that Lessor withdraws any Work from this Agreement and terminates the rental of such Work hereunder pursuant to the first sentence of Section 6, Lessor and Lessee shall make an equitable allocation of the personal property taxes applicable to such Work for the fiscal year in which such withdrawal occurs.

          11.    Intellectual Properties.    Lessor consents to the photography, filming, videotaping and recordation of the Works for the purpose of obtaining photographic and other copyrights in the new derivative works, which shall be owned and controlled by Lessor, but which is hereby licensed to Lessee for use in advertising, promotion, and merchandising of, and education relating to, the Works, such license to run concurrently, with respect to any Work, with the rental of such Work hereunder. In the event that any Work is withdrawn or rental terminated, the corresponding license shall automatically terminate; provided, however, that following such termination, Lessee shall have six (6) months to discontinue sales and use of the applicable merchandise.

          12.    Notice.    Any notice to be given pursuant to this Agreement by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid, with return receipt requested, or facsimile. Notice by mail shall be sent concurrently with any facsimile notice. Notices shall be addressed to the parties at the address specified below, but each party may change such party's address by written notice in accordance with this Section 12. Notices delivered personally shall be deemed communicated as of actual receipt; facsimile notices (with a concurrent mailing) shall be deemed communicated three (3) days after mailing. Notices shall be made as follows:

Wynn Resorts, LLC Legal Department 3145 Las Vegas Boulevard South Las Vegas, Nevada 89109 Telephone: 702-733-4556 Fax: 702-733-4596	Mr. Stephen A. Wynn One Shadow Creek Drive North Las Vegas, Nevada 89031 Telephone: 702-733-4123 Fax: 702-791-0167

          13.    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the parties and supersedes any oral or written communications between representatives of Lessor and Lessee, with respect to its subject matter. This Agreement may be amended only if such amendment is set forth in writing and executed by each of the parties.

          14.    Governing Law.    This Agreement shall in all respects be construed according to the laws of the State of Nevada, regardless of the choice or conflict of laws provisions of Nevada or any other jurisdiction.

          15.    Assignment; Binding Effect.    Lessor may assign any or all of his rights and obligations under this Agreement. Lessee may not assign all or any portion of its rights or obligations under this Agreement. Subject to the preceding, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement does not create, and shall not be construed or deemed to create, any rights or benefits enforceable by or for the benefit of any person or entity other than the parties hereto and their respective heirs, legal representatives, successors, and assigns.

          16.    Headings; Context.    All headings herein are inserted only for convenience and ease of reference and shall not be considered in the construction or interpretation of any provision of this Agreement. Whenever used in this Agreement, the singular shall include the plural and the plural shall include the singular, and the neuter gender shall include the male and female as well as an entity, all as the context and meaning of this Agreement may require.

          17.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

WYNN RESORTS, LLC
/s/ STEPHEN A. WYNN Stephen A. Wynn	/s/ MARC SCHORR Marc Schorr Chief Operating Officer

EXHIBIT A

WORKS OF ART

Artist:	Paul Cézanne
Title:	Curtain, Jug and Fruit Bowl (Rideau, Cruchon et Compotier)
Date:	c. 1893-94
Medium:	Oil on canvas
Size:	23 1/2 × 28 3/4 inches
Artist:	Paul Gauguin
Title:	Bathers (Promenade au bord de la mer) (Famille Tahitienne)
Date:	1902
Medium:	Oil on canvas
Size:	36 1/4 × 28 3/4 in. (92 cm. × 73 cm.)
Artist:	Édouard Manet
Title:	Portrait of Mademoiselle Suzette Lemaire, In Profile (Portrait de Mademoiselle Suzette Lemaire, de profil)
Date:	1880
Medium:	Pastel on paper
Size:	21 3/8 × 17 3/4 in. (54.3 × 45.1 cm.)
Artist:	Édouard Manet
Title:	Self Portrait
Date:	c. 1878-1879
Medium:	Oil on canvas
Size:	33 5/8 × 28 inches
Artist:	Henri Matisse
Title:	La Robe Persane
Date:	1940
Medium:	Oil on canvas
Size:	32 × 25 5/8 in. (81 × 65 cm.)
Artist:	Henri Matisse
Title:	Pineapple and Anemones
Date:	1940
Medium:	Oil on canvas
Size:	28 3/4 × 36 1/4 in. (73 × 92 cm.)
Artist:	Amedeo Modigliani
Title:	Nu Couche (sur le cote gauche)
Date:	1917
Medium:	Oil on canvas
Size:	35 × 57 in. (88.9 × 144.8 cm)

Artist:	Pablo Picasso
Title:	Le Reve
Date:	1932
Medium:	Oil on canvas
Size:	51 1/8 × 38 1/8 in. (129.8 × 97.2 cm)
Artist:	Vincent van Gogh
Title:	Portrait of a Peasant Girl in a Straw Hat
Date:	June 1890
Medium:	Oil on canvas
Size:	36 1/4 × 28 3/4 in. (92 × 73 cm.)
Artist:	Andrew Warhol
Title:	Steve Wynn
Date:	1983
Medium:	Synthetic polymer paint, silkscreen ink and diamond dust on canvas
Size:	40 × 40 in.
Artist:	Claude Monet
Title:	Camille a l'Ombrelle Verte
Date:	1876
Medium:	Oil on Canvas
Size:	31 7/8 × 23 5/8 in.

        A framed photograph of Pablo Picasso that is owned by Steve Wynn will also be included in the gallery. It is approx. 24 × 30 in.

EXHIBIT B

RENTAL FEES

        No rental fee shall be due hereunder for the period from the effective date of this Agreement to April 30, 2002 (the "Abatement Period"). For each calendar month beginning after the Abatement Period, Lessee shall within fifteen (15) days after the end of such month (including any partial month in which the term hereof ends) pay to Lessor the lesser of (i) One Million Dollars ($1,000,000.00) or (ii) all Adjusted Gross Proceeds (as hereinafter defined) for such month (or partial month as the case may be), and furnish to Lessor a written statement explaining the calculation of such Adjusted Gross Proceeds. The foregoing statement from Lessee shall be in form and style, and contain such detail, as Lessor may reasonably require. Lessee agrees to keep accurate books and records of all business activities conducted at or relating to the Gallery. Upon prior reasonable notice and at reasonable times, Lessor or his representatives shall have the right to inspect and copy such books and records for the purpose of auditing or verifying such business activities and monthly statements.

        For purposes hereof, "Adjusted Gross Proceeds" means (i) all gross revenues received by the Gallery, including without limitation admission fees, fees for electronic touring devices, and merchandise sales revenues, less (ii) all out-of-pocket expenses paid by the Gallery in connection with the exhibition and promotion of the Works, including without limitation payroll for Gallery staff and security, advertising and printing costs, the cost of "Openings" and "Receptions," fine art transportation and insurance costs, the cost of goods sold, and Nevada state and local sales and use taxes and personal property taxes. Notwithstanding anything herein expressed or implied to the contrary, for purposes of calculating Adjusted Gross Proceeds, such out-of-pocket expenses shall not include: (i) indirect or overhead expenses of Valvino, Lessee, or any of Valvino's other subsidiary companies (such as real property rental costs and general and administrative expense allocations); (ii) any liability under any indemnity by Lessee; (iii) any costs or expenses associated with any damage to or loss of any of the Works; (iv) any costs or expenses associated with any breach, default, or failure to perform by Lessee relating to this Agreement; or (v) any capital expenditures or depreciation.

EXHIBIT C

LONG-TERM RENTALS

Artist	Title
Amedeo Modigliani	Nu Couche (sur le cote gauche)
Paul Gauguin	Bathers

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  Exhibit 10.9
ART RENTAL AND LICENSING AGREEMENT